UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2021

REGEN BIOPHARMA, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	45-5192997
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Commission File No. 333-191725

711 S. Carson Street, Suite 4, Carson City, Nevada, 89791

(Address of Principal Executive Offices)

(619) 702 1404

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On April 7, 2021 Regen Biopharma, Inc. (“Regen”) entered into an agreement (“Agreement”) with Oncology Pharma, Inc. (“Licensee”) whereby Regen granted to Licensee an exclusive right and license for the development and commercialization of certain intellectual property ( “License IP”) for the treatment in humans of pancreatic cancer for a term of fifteen years from April 7, 2021.

The License IP consists of antigen specific cancer vaccines in which modified mRNA is administered to produce epitopes able to produce an immune response which augments likelihood of successful induction of immunity. An epitope is the part of an antigen that is recognized by the immune system.

As consideration to Regen for the rights and license granted pursuant to the Agreement Licensee shall:

(a)	pay to Regen a nonrefundable fee of $55,000 no later than April 20,2021
(b)	pay to Regen royalties equal to five percent (5%) of the Net Sales as Net Sales are defined in the Agreement of any Licensed Products in a quarter.
(c)	pay to Regen ten percent (10%) of all consideration (in the case of in-kind consideration, at fair market value as monetary consideration) received by Licensee from sublicensees, excluding royalties from sublicensees based on Net Sales of any Licensed Products for which Regen receives payment

Licensed Product is defined in the Agreement as (a) any method, procedure, service or process that incorporates, uses, used, is covered by, infringes or would infringe any of the License IP in the U.S. or foreign jurisdictions; and (b) any apparatus, material, equipment, machine or other product that incorporates, uses, used, is covered by, infringes or would infringe any of the License IP in the U.S. or foreign jurisdictions but for the rights granted pursuant to the Agreement.

In the event that development of the License IP by the Licensee is not commenced as of the date that is nine months from the effective date of the Agreement the rights and license granted pursuant to the Agreement shall become nonexclusive.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the text of the Agreement , which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated in this Item 1.01 by reference.

On April 7, 2021 KCL Therapeutics, Inc. (“KCL”) entered into an agreement (“Agreement”) with Oncology Pharma, Inc. (“Licensee”) whereby KCL granted to Licensee an exclusive right and license for the development and commercialization of certain intellectual property (“License IP”) for the treatment in humans of colon cancer for a term of fifteen years from April 7, 2021.

As consideration to KCL for the rights and license granted pursuant to the Agreement Licensee shall:

(a)	pay to KCL a nonrefundable fee of Fifty Thousand common shares of Oncology Pharma, Inc. no later than April 20,2021
(b)	pay to KCL royalties equal to five percent (5%) of the Net Sales as Net Sales are defined in the Agreement of any Licensed Products in a quarter.
(c)	pay to KCL ten percent (10%) of all consideration (in the case of in-kind consideration, at fair market value as monetary consideration) received by Licensee from sublicensees, excluding royalties from sublicensees based on Net Sales of any Licensed Products for which KCL receives payment

Licensed Product is defined in the Agreement as (a) any method, procedure, service or process that incorporates, uses, used, is covered by, infringes or would infringe any of the License IP in the U.S. or foreign jurisdictions; and (b) any apparatus, material, equipment, machine or other product that incorporates, uses, used, is covered by, infringes or would infringe any of the License IP in the U.S. or foreign jurisdictions but for the rights granted pursuant to the Agreement.

In the event that development of the License IP by the Licensee is not commenced as of the date that is nine months from the effective date of the Agreement the rights and license granted pursuant to the Agreement shall become nonexclusive.

KCL Therapeutics, Inc. is a wholly owned subsidiary of Regen Biopharma, Inc.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the text of the Agreement , which is attached to this Current Report on Form 8-K as Exhibit 10.2 and incorporated in this Item 1.01 by reference.

Item 9.01 Exhibits

Exhibit 10.1	Regen Agreement
Exhibit 10.2	KCL Agreement

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGEN BIOPHARMA, INC.

Dated: April 7, 2021	By: /s/ David Koos
David Koos
Chief Executive Officer

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